UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

Ferro Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio	44124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 216-875-5600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2013, Ferro Corporation (the “Company”) entered into an agreement (the “Settlement Agreement”) with FrontFour Master Fund, Ltd. and certain of its affiliates (collectively, “FrontFour”) and Quinpario Partners, LLC and certain of its affiliates (collectively, “Quinpario”) to settle a potential election contest in connection with the Company’s 2013 annual meeting of shareholders (the “2013 Annual Meeting”). FrontFour and Quinpario (collectively, the “FrontFour-Quinpario Group”) previously delivered to the Company a nomination letter, dated January 23, 2013 (the “Nomination Letter”), nominating director candidates to be elected to the Company’s Board of Directors (“Board”) at the 2013 Annual Meeting.

Under the terms of the Settlement Agreement, the Company agreed, among other things, to modify its existing slate of director nominees to be elected at the 2013 Annual Meeting and support the following three candidates: Jeffry N. Quinn, David A. Lorber and Ronald P. Vargo. Richard C. Brown and Gregory E. Hyland will not stand for reelection at the 2013 Annual Meeting. In addition, Sandra Austin will resign at the 2013 Annual Meeting and the Board will immediately appoint Mr. Hyland to fill the resulting vacancy. During the Standstill Period (as defined below), the number of directors constituting the Board will be fixed at ten.

Additionally under the terms of the Settlement Agreement, the Company agreed that, within five business days after the 2013 Annual Meeting, the Board will establish a Strategy Committee to evaluate strategies to enhance shareholder value, including optimizing the Company’s capital structure, reviewing strategic proposals, reviewing the Company’s mix of businesses, and improving operating performance. The members of the Strategy Committee will be three directors designated by the Company, as well as Messrs. Quinn and Lorber. The Board cannot disband the Strategy Committee during the Standstill Period without the FrontFour-Quinpario Group’s consent.

Within five business days after the 2013 Annual Meeting, the Board will appoint one of Messrs. Quinn and Lorber to the Compensation Committee and one of Messrs. Quinn and Lorber to the Governance & Nomination Committee as designated by the FrontFour-Quinpario Group. If Mr. Quinn and/or Mr. Lorber is unable to serve, resigns or is removed from the Board before the Company’s 2016 annual meeting of shareholders, the Company and the FrontFour-Quinpario Group will discuss in good faith the mutual recommendation to the Governance & Nomination Committee of the appointment of an experienced, independent substitute person to fill the resulting vacancy, and the appointment of any such person to the Board will be subject to the approval of the Governance & Nomination Committee, in its sole discretion, after exercising its fiduciary duties in good faith. Upon the acceptance of such substitute person by the Governance & Nomination Committee, the Board will appoint such person to the Board no later than five business days after the Governance & Nomination Committee’s recommendation of such person.

Pursuant to the Settlement Agreement, the FrontFour-Quinpario Group has irrevocably withdrawn the Nomination Letter. Furthermore, the FrontFour-Quinpario Group has agreed not to nominate any person for election at the 2013 Annual Meeting, submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting or initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting.

The Settlement Agreement further provides that the FrontFour-Quinpario Group will vote all of the shares of the Company’s common stock that it beneficially owns for the election of Messrs. Quinn, Lorber and Vargo at the 2013 Annual Meeting. The FrontFour-Quinpario Group will also vote in favor of the Company’s “say-on-pay” proposal, the shareholder proposal submitted by Kenneth Steiner, the proposal to approve the Company’s 2013 Omnibus Incentive Plan and the proposal to amend the Company’s Code of Regulations to opt out of the Ohio Control Share Acquisition Act.

The FrontFour-Quinpario Group is also subject to standstill provisions under the Settlement Agreement. Such provisions generally remain in effect until the earlier of (i) the date that is 15 business days prior to the deadline for the submission of stockholder nominations for the Company’s 2014 annual meeting of shareholders and (ii) the date that is 90 days prior to the first anniversary of the 2013 Annual Meeting (the “Standstill Period”). These provisions restrict the FrontFour-Quinpario Group’s ability to engage in certain proxy solicitations, make certain shareholder proposals, call meetings of shareholders or solicit consents from shareholders, obtain additional representation on the Board and seek to remove any of the Company’s directors.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above under Item 1.01 of this Current Report on Form 8-K, under the terms of the Settlement Agreement, the Company agreed, among other things, to modify its existing slate of director nominees to be elected at the 2013 Annual Meeting. Accordingly, Richard C. Brown and Gregory E. Hyland will not stand for re-election at the 2013 Annual Meeting. Sandra Austin, a current member of the Board whose term expires at the Company’s 2014 annual meeting of shareholders, will resign at the 2013 Annual Meeting and the Board will immediately appoint Mr. Hyland to fill the resulting vacancy.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Settlement Agreement, dated May 8, 2013, by and among Ferro Corporation, FrontFour Master Fund, Ltd. and certain of its affiliates and Quinpario Partners, LLC and certain of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

By:	/s/ Mark H. Duesenberg
Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

Date: May 9, 2013

Exhibit Index

Exhibit Number	Description
10.1	Settlement Agreement, dated May 8, 2013, by and among Ferro Corporation, FrontFour Master Fund, Ltd. and certain of its affiliates and Quinpario Partners, LLC and certain of its affiliates.